EXHIBIT 16.1

PLS CPA, A PROFESSIONAL CORP. t 4725 MERCURY STREET #210 t SAN DIEGO t CALIFORNIA 92111t t TELEPHONE (858)722-5953 t FAX (858) 858-761-0341 t FAX (858) 433-2979 t E-MAIL changgpark@gmail.com t

June 29, 2018

Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549-7561

Re: CLIC Technology Inc. (Former name of registrant: Fundthatcompany)

Dear Madame or Sir

On April 10, 2018 our appointment as auditor for Fundthatcompany (now known as CLIC Technology Inc.)(the “Company) ceased. We have read the Company’s statement included under Item 4.01 of its Form 8-K dated April 10, 2018 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA

____________________________

PLS CPA, A Professional Corp.

San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board